Exhibit 99.1

FOR IMMEDIATE RELEASE Metabolix, Inc. 21 Erie Street Cambridge, MA 02139 (617) 492-0505 www.metabolix.com
Investor Relations Contact: Kathleen Heaney ICR (203) 803-3585 ir@metabolix.com	Media Contact Michael Fox ICR (203) 682-8200

Metabolix Reports First Quarter 2007 Financial Results

Cambridge, Massachusetts, May 10, 2007. Metabolix, Inc. (NASDAQ: MBLX), a biotechnology company focused on developing clean, sustainable solutions for the world’s needs for plastics, fuels, and chemicals, today reported financial results for the three months ended March 31, 2007.  The company reported a net loss of $4.7 million or $0.22 per share for the first quarter of 2007 as compared to a net loss of $0.3 million or $0.11 per share for the first quarter of 2006.  The number of shares used in the calculation of earnings per share was 21.4 million for the first quarter 2007 as compared to 3.0 million for the first quarter 2006. The increase in the number of shares primarily reflects the shares issued in the Company’s November 2006 initial public offering and the conversion of its convertible preferred stock and the exercise of certain warrants.

Metabolix reported net cash used in operating activities of $3.5 million for the first quarter 2007, which compares to net cash used in operating activities of $2.5 million for the comparable quarter in 2006.  Cash and short-term investments at March 31, 2007 totaled $118.1 million.

Jay Kouba, Chairman, Chief Executive Officer and President, commented, “During the first quarter of 2007 Metabolix continued to build on its achievements and moved closer to its goal of commercializing its family of Mirel™ natural plastics.  In the first three months of the year, construction of the commercial manufacturing facility at Clinton, Iowa progressed and we introduced our Mirel brand to the marketplace.”  Dr. Kouba added, “The launch of our Mirel trademark was exciting and well received.  Consumers and the brand owners that supply products to them are clearly showing increasing interest in environmentally responsible products like Mirel.”

Operating Highlights

Construction of Commercial Manufacturing Facility — In December 2006, ADM commenced construction of the Mirel natural plastic commercial manufacturing facility at Clinton, Iowa.  The facility will have a rated capacity of 110 million pounds per year and is on track to commence start-up operations in the second half of 2008.

Pre-commercial Manufacturing — The expansion of Metabolix’s pre-commercial manufacturing facilities to a rated capacity of 50,000 pounds per month has experienced minor construction delays.  Pre-commercial material production capacity increased to approximately 25,000 pounds per month from about 17,000 pounds per month, but full rated capacity is not expected to be reached until the third quarter this year.  This delay is not expected to have a material impact on commercialization plans for Mirel.

Customer Pipeline — The pipeline of customer prospects continues to grow and advance.  Currently, there are approximately 50 customer prospects evaluating more than 70 different potential product applications.  Of these prospects, about 25 are in various stages of prototype product testing and qualification.

Recent Developments

Mirel - During Earth Week, Metabolix launched its Mirel brand name for the family of natural plastics products which Metabolix will be commercializing through its joint venture with ADM, named “Telles.”  The Mirel brand name and logo will be on co-

branded products that are manufactured using natural plastics. The objective is to have consumers identify and choose Mirel products that meet the demand for environmentally sound products. The launch was an extensive marketing event with press conferences, newsprint articles and media events.

Research - Metabolix has entered into a collaborative research alliance with the Cooperative Research Centre for Sugar Industry Innovation through Biotechnology (CRC SIIB) of Queensland, Australia.  The CRC SIIB has done very promising research in the production of natural plastic in sugarcane.  Sugarcane is anticipated to become one of the world’s leading biomass energy crops.  As with Metabolix’s switchgrass program, the addition of value-added co-products such as Metabolix’s natural plastic to sugarcane offers potentially significant economic advantages.  In addition, the sugarcane collaboration is complementary to Metabolix’s switchgrass program, as the crop is better suited to more tropical climate zones than switchgrass.

Management Announcement - Jay Kouba, Ph.D., Chairman of the Board, assumed the role of President and CEO of Metabolix on May 3, 2007. Dr. Kouba has been a member of the Board of Directors of Metabolix since June 2006 and was appointed Chairman of the Board in April 2007.

First Quarter 2007 Financial Overview

Metabolix reported net cash used in operating activities of $3.5 million for the first quarter 2007, which compares to net cash used in operating activities of $2.5 million for the comparable quarter in 2006.  Metabolix currently manages its finances with an emphasis on cash flow.  Net cash used in operating activities increased as the Company expanded its activities in sales and marketing, pre-commercial manufacturing, product development, branding and research.  The Company expects its net cash used in operating activities to increase in the future quarters as it expands its operations in advance of the commercialization of Mirel.

The Company received $0.5 million in payments from ADM during the first quarter of

2007 for reimbursements of pre-commercial manufacturing expense.  The first quarter of 2007 support payment from ADM of $1.575 million was received in December 2006.  Payments from ADM are recorded as deferred revenue on the Company’s balance sheet.  In addition, the Company received approximately $0.4 million in revenue primarily from grants and license and royalty fees in the first quarter 2007.  The reported revenue for the 2007 quarter declined relative to the prior year primarily due to recognition of deferred revenue in the first quarter of 2006 associated with the termination of the arrangement with BP.

For the three months ended March 31, 2007, total operating expenses were $6.7 million as compared to $3.5 million for the comparable period in 2006.

Research and development expenses were $3.8 million for the quarter ended March 31, 2007, up from $2.1 million for the comparable period in 2006.  This increase was primarily the result of increasing research and development expenses for product development and pre-commercial manufacturing of natural plastic as well as increases in personnel for the microbial fermentation and plant research programs. Expenses related to pre-commercial manufacturing increased to $1.2 million during the first quarter in 2007 as compared to $0.6 million during the comparable period in 2006.

Selling, general and administrative (“SG&A”) expenses were $2.8 million for the three months ended March 31, 2007 as compared to $1.4 million for the three months ended March 31, 2006. The increase in SG&A was primarily due to an increase in marketing, sales and administrative personnel and the administrative requirements of being a public company.    SG&A expenses were also affected by increased stock based compensation expense.  In the first quarter of 2007, there was $0.4 million of stock compensation expense included in SG&A expenses.

Conference Call Info

Metabolix will host a conference call on Thursday, May 10, 2007 at 4:30 p.m. Eastern Time to discuss these results.  Jay Kouba, Ph.D., the Company’s Chairman, President and

Chief Executive Officer, Oliver Peoples, Ph.D., Chief Scientific Officer, and Tom Auchincloss, the Company’s Chief Financial Officer, will be hosting the call.  The conference call will be webcast and can be accessed from the company’s website at www.metabolix.com in the Investor Relations section.  For those who are unable to listen to the webcast live, a telephone replay will be available for one week beginning at 7:30 p.m. (Eastern Time) on May 10, 2007, and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international callers) and entering pin number 7704180.  In addition, the webcast will be archived on the Company’s website in the Investor Relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation driven biotechnology company providing clean, sustainable solutions for the world’s needs for plastics, fuels, and chemicals. The Company is taking a systems approach, from gene to end product, to integrate sophisticated biotechnology with advanced industrial practice, and is now developing and commercializing environmentally sustainable and totally biodegradable Mirel™ natural plastics as a clean alternative to petroleum-based plastics. In addition to its microbial fermentation platform for producing Mirel™ natural plastics, The Company is also developing a proprietary platform technology for co-producing, in biomass energy crops such as switchgrass, natural plastics and biomass for biofuels such as ethanol and for chemical products. For more information, please visit www.metabolix.com. (MBLX-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding completion of construction on the commercial manufacturing facility, actual manufacturing capacity of the commercial manufacturing facility, manufacturing plans and performance including the timing of commencement of commercial production of Natural Plastic, commercial viability of Natural Plastic, sales potential of Natural Plastic, timing of expansion of pre-commercial manufacturing capacity, timing of launch of branding for Natural Plastics, current or future financial performance and position, management’s strategy, plans and objectives for future operations, product development, present and future research and development, regulatory approval and intellectual property, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our dependence on our collaborative partner for construction of the commercial manufacturing facility, ADM’s ability to complete construction of the commercial manufacturing facility on time and on budget, the ability of Metabolix and ADM to successfully manufacture Natural Plastic at commercial scale and in a timely and economic manner, the success of collaborative arrangement with ADM, the ability to complete construction of the pre-commercial manufacturing facility expansion, the market acceptance of our products, our ability to compete with petrochemical-based plastics, fuels and chemicals, our ability to generate future revenues, our expectation of incurring continued losses, the success of our research and development programs, our ability to develop and successfully commercialize Natural Plastic, our ability to obtain required regulatory approvals, our ability to obtain, maintain and protect intellectual property rights for our products, our limited sales and manufacturing capabilities, our ability to hire and retain skilled personnel, and other risks detailed in Metabolix’ filings with the Securities and Exchange Commission, including form 10-K for the year ended December 31, 2006.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2007	2006
Revenue:
Research and development revenue	$—	$2,502
License fee and royalty revenue:
From related parties	75	140
Grant revenue	354	439
Total revenue	429	3,081
Operating expenses:
Research and development expenses, including cost of revenue	3,808	2,132
Selling, general, and administrative expenses	2,847	1,406
Total operating expenses	6,655	3,538

Loss from operations	(6,226)	(457)

Other income:
Interest income, net	1,538	132

Net loss	$(4,688)	$(325)

Net loss per share:
Basic and Diluted	$(.22)	$(.11)

Number of shares used in per share calculations
Basic and Diluted	21,430,893	2,977,256

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(in thousands)

	March 31, 2007	December 31, 2006
Assets

Cash and cash equivalents and short-term investments	$118,125	$122,080
Other current assets	1,537	1,320
Property and equipment, net	4,000	3,673
Restricted cash	498	498
Other assets	25	25
Total assets	$124,185	$127,596

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$2,936	$2,995
Other current liabilities	300	226
Other long term liabilities	1,081	1,120
Long-term deferred revenue	14,425	13,667
Total liabilities.	18,742	18,008
Total stockholders’ equity	105,443	109,588
Total liabilities and stockholders’ equity	$124,185	$127,596

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(in thousands)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities
Net loss	$(4,688)	$(325)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	247	190
Stock-based compensation	517	55
Deferred revenue.	104	(1,704)
Other operating assets and liabilities	330	(762)
Net cash used in operating activities	(3,490)	(2,546)

Cash flows from investing activities
Purchase of property and equipment	(530)	(413)
Net purchase, sale and maturity of short term investments	(1,366)	(15,021)
Net cash used in investing activities	(1,896)	(15,434)

Cash flows from financing activities
Principal payments for capitalized lease obligations	—	(26)
Proceeds from issuance of redeemable convertible
preferred stock, net of issuance costs	—	17,434
Advances from investors	—	(615)
Proceeds from exercise of options and warrants	65	37
Net cash provided by financing activities	65	16,830

Net increase (decrease) in cash and cash equivalents	(5,321)	(1,150)
Cash and cash equivalents at beginning of period	25,182	1,835
Cash and cash equivalents at end of period	$19,861	$685

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